Exhibit 99.1
FROM:
Newtek Business Services Corp.
http://www.thesba.com
Investor Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@thesba.com
Public Relations
Contact: Simrita Singh
Telephone: (212) 356-9566 / ssingh@thesba.com

Newtek Business Services Corp. Declares Fourth Quarter 2015 Dividend of $5.8 Million

Company to Hold a Conference Call Today at 4:15 pm ET to Comment on Dividends Declared

NEW YORK, December 16, 2015 - Newtek Business Services Corp. (“Newtek” or the “Company”) (NASDAQ: NEWT), an internally managed business development company (“BDC”), today announced that its board of directors declared its fourth quarterly cash dividend(1) of $5.8 million, payable on January 19, 2016 to shareholders of record as of January 7, 2016. This dividend represents the Company’s fourth regular quarterly dividend declaration since the Company’s conversion to a BDC on November 12, 2014. The Company’s 2015 annual dividend will equal approximately $20.9 million, in line with prior guidance.

The Anticipated Impact of the Payment of the Special Dividend on the Fourth Quarter Dividend Per Share

As previously disclosed, on October 1, 2015, the Company’s board of directors declared a special dividend of approximately $34.0 million (or $2.69 per share based on 12.6 million shares of common stock currently outstanding), payable on December 31, 2015 to shareholders of record as of November 18, 2015. The special dividend will be paid in cash or shares of common stock at the election of each shareholder, with the cash distribution limited to 27% of the total dividend and the remainder paid in shares of common stock. For illustration purposes, assuming stockholders’ elections are tabulated at 27% payable in cash and 73% payable in shares, the Company anticipates that approximately 1.8 million shares of common stock will be issued to shareholders of record as of November 18, 2015, thereby increasing the total common stock outstanding to approximately 14.5 million shares on December 31, 2015. Based on a projected 14.5 million shares outstanding as of December 31, 2015, the Company estimates the fourth quarter dividend will be equivalent to approximately $0.40 per share, and the 2015 annual dividend will equal approximately $1.76 per share (not including the special dividend). The exact share count as of December 31, 2015 and per share amount of the fourth quarter dividend will be announced next week after the Company’s transfer agent has tabulated the shareholder election forms in connection with the special dividend. In the event shareholders elect to receive in excess of 73 percent of the special dividend in shares, the actual fourth quarter dividend per share and 2015 annual dividend per share could be materially different than our estimates.

Barry Sloane, Chairman, President and Chief Executive Officer commented, “In light of the Board declaring the fourth quarter dividend, we wanted to offer the investment community guidance on the estimated impact of the special dividend on the per share amounts of the fourth quarter and 2015 annual dividend.  The issuance of the estimated 1.8 million shares to shareholders of record on November 18, 2015 in connection with the special dividend will reduce the fourth quarter and full year dividends on a per share basis. However, it is important to note, that shareholders of record on November 18, 2015 will receive additional shares of common stock on December 31, 2015, which, if held as of the January 7, 2016 record date, will receive the fourth quarter dividend.  The final determination of the split between cash and stock of the special dividend depends on the election of our shareholders, which we look forward to reporting the exact figures next week after the election forms have been fully tabulated.”

The Company’s board of directors expects to maintain a dividend policy with the objective of distributing quarterly distributions in an amount that approximates at least 90% to 98% of the Company’s annual taxable income.
The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. The full year 2015 dividend is expected to be paid from the Company’s adjusted net investment income.
The Company’s Chairman, President and Chief Executive Officer, Barry Sloane, will host a conference call today December 16, 2015 at 4:15 pm ET, to discuss today’s announcement. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611. A live webcast and corresponding presentation of the call will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events.cfm with a replay of the webcast available following the live presentation.

(1)
The dividend will be paid in cash or shares of the Company's Common Stock through participation in the Company's dividend reinvestment program (the “DRIP”), at the election of shareholders.  The DRIP, which has been suspended in connection with the payment of the special dividend, will be reinstated for the fourth quarterly dividend.

About Newtek Business Services Corp.

Newtek Business Services Corp., The Small Business Authority®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to over 100,000 SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.
Newtek’s products and services include: Business Lending, Electronic Payment Processing, Managed Technology Solutions (Cloud Computing), eCommerce, Accounts Receivable Financing, The Secure Gateway, The Newtek Advantage™, Insurance Services, Web Services, Data Backup, Storage and Retrieval and Payroll.
The Small Business Authority® is a registered trade mark of Newtek Business Services Corp., and neither are a part of or endorsed by the U.S. Small Business Administration.
Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “projected,” “believes,” “plans,” “intends,” “expects,” “projects,” “continuing”, “potentially”, “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/.

For more information, please visit the following websites:
www.thesba.com

Contacts:

Newtek Business Services Corp.
Barry Sloane
Chairman and CEO
212-356-9500
bsloane@thesba.com

# # #